Exhibit 99.1

Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

For information contact:
Dan Swenson
Vice President, Investor Relations
Cooper Industries
713-209-8484
dan.swenson@cooperindustries.com

Cooper Industries Announces Acquisition of Gitiesse srl

Acquisition expands global presence in marine and offshore oil and gas markets

Dublin, Ireland, July 15, 2011 – Cooper Industries plc (NYSE: CBE) today announced the acquisition of Gitiesse srl (Gitiesse), an Italy-based, privately owned manufacturer of marine and oil and gas communications systems. Gitiesse specializes in the manufacture of digital integrated multimedia communications systems (IMCOS) for vessels worldwide. Gitiesse will become part of the Cooper Safety division of Cooper Industries.

“This will be the third acquisition we have made into our explosion-proof harsh and hazardous environment platform within the last year and demonstrates our commitment to enhancing our portfolio with additional technology and capability. Gitiesse represents a strategic fit with Cooper Safety’s existing offering of MEDC explosion-proof beacons and sounders, Hernis CCTV and Cooper Crouse-Hinds’ global portfolio of harsh and hazardous instrumentation solutions,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “This acquisition supports our globalization initiative, as Gitiesse has a significant world-wide presence in the marine market, including strong positions in both Europe and Asia. Additionally, Gitiesse’s products complement the solutions Cooper Safety, Cooper Crouse Hinds and Cooper B-Line are able to jointly bring to our global oil & gas customers.”

“Cooper has an exceptionally strong balance sheet and continues to maintain a focused and disciplined acquisition strategy,” said Hachigian. “We remain committed to building keybusiness and technology platforms that provide substantial growth in more specification-driven end markets.”

About Cooper Safety

Cooper Safety is a leading manufacturer of emergency lighting, security, fire detection and notification systems also offering lighting fixtures, and electrical installation materials. Our well-known brands and products can be found in a whole variety of industrial, commercial, and domestic settings providing protection to both life and property by offering fire and security detection, and escape route illumination in the event of an emergency. Our products offer professional lighting solutions and high specification installation materials. Headquartered in Royal Leamington Spa, England, Cooper Safety comprises 11 different operating companies located in the UK, mainland Europe and North America. Together these businesses utilize in excess of 1 million square feet of modern manufacturing and warehousing space, and currently employ over 2,000 people.

About Cooper Industries

Cooper Industries plc (NYSE: CBE) is a global electrical products manufacturer with 2010 revenues of $5.1 billion. Founded in 1833, Cooper’s sustained success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has seven operating divisions with leading market positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2010 fifty-nine percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2011. For more information, visit the website at www.cooperindustries.com.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the ability to develop and introduce new products, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations.

# # #